UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): September 16, 2005

BRISTOL-MYERS SQUIBB COMPANY

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-1136	22-079-0350
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

345 Park Avenue

New York, NY, 10154

(Address of Principal Executive Office)

Registrant’s telephone number, including area code: (212) 546-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 16, 2005, the Compensation and Management Development Committee of the Board of Directors of Bristol-Myers Squibb Company (the “Company”) approved a promotion for Lamberto Andreotti, to Executive Vice President and President, Worldwide Pharmaceuticals, effective September 20, 2005, as well as a compensation package to accompany the promotion. Mr. Andreotti’s annual base salary is $975,000 and his target total cash compensation ( inclusive of annual bonus), is $2,047,500. Mr. Andreotti also received a restricted stock award of 125,000 shares with vesting of 1/3 per year in years 3, 4 and 5, certain severance benefits in the event of involuntary termination without cause, standard relocation benefits and annual perquisites. The Compensation and Management Development Committee also approved an increase to target bonus for Elliott Sigal, M.D., Ph.D., Chief Scientific Officer and President, Pharmaceutical Research Institute. Dr. Sigal’s annual base salary remains at $695,250 and his target total cash compensation is $1,320,975. Dr. Sigal also received a special restricted stock award of 50,000 shares with vesting of 1/3 per year in years 3, 4 and 5.

On September 16, 2005, the Company reached an agreement in principle with Donald J. Hayden, Jr., formerly Executive Vice President and President, Americas, under which Mr. Hayden’s employment with the Company will terminate effective March 2, 2006 as disclosed under Item 5.02 below. In the interim, Mr. Hayden will continue to report to and provide counsel to Peter R. Dolan, Chief Executive Officer, and ensure an orderly transition of responsibilities. Pursuant to a Separation Agreement (“Agreement”), Mr. Hayden will receive the following benefits made available to employees under the company’s various benefits plans upon his separation from the Company:

•	56 weeks of base salary as severance pay totaling $746,598;

•	Pro-rata vesting of restricted stock held at least one year;

•	Accelerated vesting of stock options held at least one year; and

•	Eligibility to receive pro-rata payments from 2004-2006 and 2005-2007 performance cycles under the company’s Long Term Performance Award Plan.

The terms of the Agreement further provide for a general release and customary provisions related to non-solicitation. The Agreement has been reviewed and approved by the Compensation and Management Development Committee of the Company’s Board of Directors.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 20, 2005, the Company issued a press release announcing that Lamberto Andreotti, formerly Senior Vice President and President, International, has been promoted, effective September 20, 2005, to Executive Vice President and President, Worldwide Pharmaceuticals. Mr. Andreotti, 55, joined Bristol-Myers Squibb Company in 1998 as Vice

President and General Manger, Italy and European Oncology, a division of the Company. From 1999 to 2000, he served as Vice President and General Manager, Italy, Central and Eastern Europe, and European Oncology. From 2000 to 2002, he was President, Europe, Worldwide Medicines Group, a division of the Company, and since 2002 he has been Senior Vice President and President, International, Worldwide Medicines Group.

A copy of the press release is attached to this report as Exhibit 99.1.

On September 20, 2005, the Company issued a press release announcing that Donald J. Hayden, Jr., formerly Executive Vice President and President, Americas, will terminate his employment with the Company effective March 2, 2006. Mr. Hayden assumed a new role effective September 20, 2005 and will continue in this new role until March 2, 2006.

A copy of the press release is attached to this report as Exhibit 99.2.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

99.1.	Press release dated September 20, 2005 announcing the promotion of Lamberto Andreotti

99.2.	Press release dated September 20, 2005 announcing the planned separation of Donald J. Hayden, Jr. from Bristol-Myers Squibb Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRISTOL-MYERS SQUIBB COMPANY

Dated: September 22, 2005	By:	/s/ Sandra Leung
	Name:	Sandra Leung
	Title:	Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated September 20, 2005 announcing the promotion of Lamberto Andreotti

99.2	Press release dated September 20, 2005 announcing the planned separation of Donald J. Hayden, Jr. from Bristol-Myers Squibb Company